As filed with the Securities and Exchange Commission on May 1, 2002
                                                    Registration No. 333-XXXX

                        SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC  20549

                                     FORM S-3
                              REGISTRATION STATEMENT
                                       UNDER
                            THE SECURITIES ACT OF 1933

                         RAMTRON INTERNATIONAL CORPORATION
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             (Exact name of registrant as specified in its charter)

            Delaware                            84-0962308
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(State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)            Identification No.)

     1850 Ramtron Drive, Colorado Springs, Colorado 80921   (719) 481-7000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            WILLIAM W. STAUNTON, III
                            Chief Executive Officer
                      Ramtron International Corporation
                              1850 Ramtron Drive
                      Colorado Springs, Colorado 80921
                               (719) 481-7000

            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                                 Copies to:
                              JOHN A. ST. CLAIR
                             Coudert Brothers LLP
                      333 South Hope Street, 23rd Floor
                       Los Angeles, California  90071
                               (213) 229-2900

         Approximate date of commencement of proposed sale to the public:

       From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. \ \

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. \X\

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
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. \ \

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. \ \

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. \ \

                       CALCULATION OF REGISTRATION FEE
=============================================================================
  Title of                         Proposed        Proposed
Each Class of                      Maximum         Maximum
 Securities        Amount          Offering        Aggregate      Amount of
   to be            to be          Price Per       Offering      Registration
Registered       Registered(1)       Unit           Price            Fee
-----------------------------------------------------------------------------
Common Stock,
$0.01 par value     795,967(2)     $3.08(2)         $2,451,578       $  226
per share

Common Stock,
$0.01 par value   1,989,918(3)     $3.08(3)         $6,128,947       $  564
per share

Common Stock,
$0.01 par value     262,663(4)     $4.28(4)         $1,124,198       $  103
per share

Common Stock,
$0.01 par value     656,658(5)     $4.28(5)         $2,810,496       $  259
per share

Common Stock,
$0.01 par value      57,760(6)     $4.11(6)         $  237,394       $   22
per share

Common Stock,
$0.01 par value      18,241(7)     $3.77(7)         $   68,769       $    6
per share

Common Stock,       667,000(8)     $6.88(8)         $4,588,960       $  422
$0.01 par value                                                      ------
per share                                                 TOTAL      $1,602
                                                                     ======
============================================================================
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also registers such indeterminate number of additional shares as may become issuable in connection with share splits, share dividends or similar transactions. However, such number does not include additional shares (beyond those specifically registered pursuant to this registration statement) that may be issued as a result of adjustments to the conversion price of the convertible subordinated debentures.

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
(2) This number represents the total number of shares of common stock that are initially issuable to Infineon Technologies AG upon conversions of the 5% Secured Convertible Debentures issued on March 29, 2002 at the conversion price of $3.769. Pursuant to Rule 457(c), the registration fee for such securities has been calculated as the average of the high and low prices reported on the Nasdaq National Market on April 30, 2002.

(3) This number represents 150% of the total number of shares of common stock that are initially issuable to Halifax Fund, L.P. and Bramwell Capital Corp. upon conversions of the 5% Secured Convertible Debentures issued to them on March 29, 2002 at the conversion price of $3.769. Pursuant to Rule 457(c), the registration fee for such securities has been calculated as the average of the high and low prices reported on the Nasdaq National Market on April 30, 2002. For purposes of this registration statement, we were obligated to register 150% of the number of shares of common stock issuable pursuant to these Debentures on March 29, 2002 at the conversion price of $3.769.

(4) Such shares are issuable for the price of $4.28 per share upon exercise of certain of the warrants issued on March 29, 2002, to Infineon Technologies AG. Pursuant to Rule 457(g), the registration fee for such securities has been calculated based upon the exercise price of such warrants.

(5) This number represents 150% of the total number of shares of common stock that are issuable for the price of $4.28 per share upon exercise of certain of the warrants issued on March 29, 2002, to Halifax Fund, L.P. and Bramwell Capital Corp. Pursuant to Rule 457(g), the registration fee for such securities has been calculated based upon the exercise price of such warrants. For purposes of this registration statement, we were obligated to register 150% of the number of shares of common stock issuable pursuant to these warrants on March 29, 2002 at the exercise price of $4.28.

(6) Such shares are issuable for the price of $4.11 per share upon exercise of certain of the warrants issued on March 29, 2002, to Cardinal Securities, LLC. Pursuant to Rule 457(g), the registration fee for such securities has been calculated based upon the exercise price of such warrants.

(7) Such shares are issuable for the price of $3.77 per share upon exercise of certain of the warrants issued on March 29, 2002, to TN Capital Equities, Ltd. Pursuant to Rule 457(g), the registration fee for such securities has been calculated based upon the exercise price of such warrants.

(8) Such shares are issuable for the price of $6.88 per share upon exercise of certain of the warrants issued on January 18, 2000, to L. David Sikes. Pursuant to Rule 457(g), the registration fee for such securities has been calculated based upon the exercise price of such warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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
The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the related registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, Dated May 1, 2002

                                Prospectus

                      RAMTRON INTERNATIONAL CORPORATION
                       3,566,015 Shares of Common Stock

                            ----------------------

Investing in our common stock involves a High Degree of Risk.   See the
section entitled "Risk Factors" beginning on page 8 of this prospectus for a discussion of risks and uncertainties you should consider before making an investment in our common stock.

                            ----------------------

This prospectus relates to the public offering, which is not being underwritten, of 3,566,015 shares of our common stock, $.01 par value per share, which are issuable to the Selling Securityholders identified in the "Selling Securityholders" section of this prospectus beginning on page 28. Pursuant to registration rights agreements we entered into with the Selling Securityholders, we agreed to register their resale of those shares and our filing of the registration statement of which this prospectus is a part is intended to satisfy such obligations to the Selling Securityholders.

Pursuant to this prospectus, the Selling Securityholders may sell some or all of the shares they receive upon the conversion of all or part of the debentures, or upon exercise of some or all of the warrants, we issued to them, through ordinary brokerage transactions, directly to market makers of our shares or through any of the other means described in the "Plan of Distribution" section of this prospectus beginning on page 31. The Selling Securityholders will receive all of the proceeds from any sales of their shares. We may receive as the exercise price of the warrants up to $7,892,985, if the Selling Securityholders exercise all of their warrants.

Each Selling Securityholder may be deemed to be an "Underwriter" as such term is defined in the Securities Act of 1933, as amended (the "Securities Act") and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on the Nasdaq Stock Market's ("Nasdaq") National Market under the symbol "RMTR." On April 30, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $3.07 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is May 1, 2002

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
                            TABLE OF CONTENTS

                                                       Page

WHERE YOU CAN FIND MORE INFORMATION                      6
INCORPORATION BY REFERENCE                               6
SUMMARY                                                  7
RISK FACTORS                                             8
FORWARD-LOOKING STATEMENTS                              27
USE OF PROCEEDS                                         27
SELLING SECURITYHOLDERS                                 28
PLAN OF DISTRIBUTION                                    31
LEGAL MATTERS                                           34
EXPERTS                                                 34

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                      WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Therefore, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). The registration statement of which this prospectus is a part, as well as such reports, proxy statements and other information, may be inspected and copied at prescribed rates at:

    the Public Reference Section of the SEC located at the Public Reference Room of the SEC, Room 1024 - Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 (you may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330); or

    http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our common stock is quoted on the Nasdaq National Market. You may also inspect reports, proxy and information statements and other information about us at The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act with respect to the securities covered by this prospectus. The SEC allows us to "incorporate by reference" the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. Investors should also carefully consider the information set forth under "Risk Factors."

We previously filed the following documents with the SEC, and they are incorporated by reference in this prospectus:

    Our Annual Report on Form 10-K for the year ended December 31, 2001;

    Our Current Reports on Form 8-K, filed with the SEC on March 15, 2002 and April 4, 2002;

    The description of our common stock set forth in Item 11 of our registration statement on Form 10, as amended (Registration No. 0-17739), including any amendment or report updating such description; and

    All future reports and other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of common stock under this document.

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
We will provide to you without charge, on written or oral request, a copy of any or all of the documents which have been or may be incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information this prospectus incorporates). You should direct any requests for such copies to Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado 80921, Attention: Chief Executive Officer (Telephone:
719-481-7000).

This prospectus does not contain all of the information that is in the registration statement that we filed with the SEC. Statements contained herein concerning the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each such statement is qualified in its entirety by reference to the applicable document filed with the SEC.

                                    SUMMARY

We have not authorized anyone to give any information or to make any representations not contained in this prospectus. You should only rely on the information or representations in this prospectus and in any prospectus supplement, including the information incorporated by reference. This prospectus does not offer for sale or purchase any securities in any jurisdiction where it would be unlawful to do so. The information in this prospectus or any prospectus supplement is current as of the date on the cover page of those documents.

As used in this prospectus, the terms "we," "us," "our," "Ramtron" and "the Company" mean Ramtron International Corporation and its subsidiaries, unless the context indicates a different meaning.

We are a semiconductor memory products company focused on the design, development and sale of our proprietary memory technologies through both direct product sales and licensing activities with the world's leading semiconductor manufacturers. We were incorporated in Delaware under the name of Amtec Securities Corporation in January 1984, and changed our name to Ramtron International Corporation in January 1988.

We design, develop and market two categories of specialty semiconductor memory products: non-volatile ferroelectric random access memory, or "FRAM", registered trademark, devices and high-performance enhanced dynamic random access memory, or "Enhanced-DRAM," products. We contract with the leading manufacturers of semiconductor components to produce our products for us rather than owning manufacturing foundries. Our FRAM products are developed and marketed by us, while our Enhanced-DRAM products are developed and marketed through our 80% owned subsidiary, Enhanced Memory Systems, Inc., or "EMS," and our wholly owned subsidiary, Mushkin Inc., or "Mushkin". Mushkin focuses on meeting the growing aftermarket demand for high-performance DRAM memory products through both direct and e-commerce sales channels. We categorize our business into three operating segments: FRAM technology and non-volatile memory products based on that technology; Enhanced-DRAM products produced by EMS; and the marketing of high-performance DRAM products, of third-party manufacturers, through Mushkin.

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
Our FRAM technology integrates ferroelectric materials with standard semiconductor chip design and manufacturing technology to provide nonvolatile memory products with unique performance characteristics at a competitive cost. FRAM devices are used in and in connection with such products as smart cards, utility meters, set-top boxes, optical networks, security systems, home and office electronics and automotive and industrial controls. EMS' Enhanced-DRAM products address the access and retrieval speed limitations of conventional DRAMs and the high costs and high power requirements associated with high-speed static random access memories, or "SRAM," marketed by EMS's competitors. The system performance of EMS's Enhanced-DRAM products approaches the speed of a complete SRAM memory system but with significant cost reductions and increased density. Enhanced-DRAM memory devices are used in and in connection with such products as communication switches, workstations, servers, digital signal processor systems, or DSP systems, embedded computers, 3-D Graphics and high performance Personal Computers. Mushkin markets and sells high-performance DRAM memory modules, produced by third-party manufacturers, through e-commerce and direct sales channels. Mushkin products are primarily used in OEM and end-user personal computer systems.

"FRAM" is a registered trademark of Ramtron. This prospectus also includes trademarks owned by other parties. All other trademarks mentioned are property of their respective owners.

Our principal executive offices are located at 1850 Ramtron Drive, Colorado Springs, Colorado 80921, and our telephone number is 719-481-7000.

                               RISK FACTORS

Please keep these risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus and in the documents incorporated herein by reference. These are statements that relate to our expectations for future events and time periods. Generally, the words, "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements. We assume no responsibility for updating forward-looking statements contained in this prospectus. See the "Forward-Looking Statements" section of this prospectus below.

An investment in our common stock involves a significant degree of risk. You should carefully consider the following risks, together with all of the other information contained or incorporated by reference in this prospectus, before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or operating results could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

                                    Page-8

                        RISKS RELATING TO OUR BUSINESS

We have a history of losses, expect future losses and cannot assure you that we will achieve or sustain profitability in the future.

We incurred net losses of approximately $33 million in 2001. As of December 31, 2001, we had an accumulated deficit of approximately $213 million. We may never achieve or sustain profitability. Since our founding, we have engaged primarily in research and development related to our ferroelectric technology and our Enhanced-DRAM and FRAM products. In 2001, approximately 25% of our total revenues were generated from non-recurring license and development fees, royalties and customer-sponsored research and development revenue. Of the 75% of our total revenues generated from product sales, we generated 7% of our revenues from the sale of our Enhanced-DRAM products, which do not utilize our ferroelectric technology, 26% from the sale of our FRAM products and 67% from sales by our e-commerce Mushkin subsidiary. We have spent substantial amounts of money in designing and developing our FRAM and Enhanced-DRAM products and in our efforts to develop commercial manufacturing capabilities for those products at our alliance foundries. We expect our sales and marketing and product development costs to continue to increase, and we will need to generate significantly higher revenue on a recurring basis in the future in order to achieve and sustain profitability. Our ability to increase our revenue or achieve profitability in the future will depend substantially on our ability to increase sales of our products, reduce manufacturing costs sufficiently for our products to be sold profitably and successfully introduce and sell enhanced versions of our existing products and new products. If we fail to do so, our business, operating results and financial condition would be seriously harmed.

A number of factors could cause our revenues and operating results to be worse than expected, which could result in a decline in our stock price.

Our quarterly and annual operating results have fluctuated significantly in the past as a result of a variety of factors. We anticipate that these fluctuations will continue in the future. If our operating results in a future period are below the expectations of public market analysts or investors, the trading price of our common stock would likely decline.

Quarterly fluctuations in our historical operating results have been due, in part, to our unpredictable product order flows, our limited customer base and the sporadic orders from our customers, as well as to variations in the timing and receipt of our license fees and royalties. These trends could continue in the future. Our receipt of license fees and royalties depends on, among other factors, our and our licensees' ability to achieve technological milestones and the demand for our products, as well as the time required for incorporating our products into customers' product designs and the ability of our customers' products to gain substantial market acceptance. These factors also make it difficult for us to predict our future revenues. Because we base our operating expenses on anticipated revenue trends, which results in a substantial percentage of our expenses being fixed in the short term, our

                                    Page-9
difficulty in accurately predicting future revenues could affect our ability to achieve future profitability and result in unforeseeable fluctuations in our operating results. In addition, the timing of product releases, purchase orders and product availability could result in significant product shipments scheduled for the end of a quarter. Failure to ship products by the end of a quarter may harm our operating results for that quarter. The risk of unpredictable quarterly fluctuations in our operating results is increased by our highly concentrated customer base. See "Because our customer base for our FRAM and our Enhanced-DRAM products is highly concentrated, the loss of any of our significant FRAM or Enhanced-DRAM products customers or any decrease or delay in purchases from any of these customers would significantly reduce our revenues."

Factors that may cause our operating results to vary significantly in the future include:

  - our ability to complete timely the development and qualification for manufacturing in commercial volumes our Enhanced-DRAM products, including our Enhanced Static Random Access Memory products, or "ESRAM", with increasingly greater densities and performance characteristics;

  - our ability to develop and qualify timely for manufacturing in commercial volumes higher-performance FRAM products;

  - our manufacturing and alliance partners making available to us timely the manufacturing resources necessary for the production of our products in response to market opportunities;

  - the timing of our introduction of new products;

  - customer acceptance of our products;

  - product offerings from our competitors that may have superior performance characteristics, greater memory density or lower cost as compared to our FRAM and Enhanced-DRAM products;

  - our ability to manufacture our products on a cost-effective basis through our alliance foundry operations and our contract manufacturers and the sensitivity of our production costs to the manufacturing yields achieved by our alliance foundries and contract manufacturers, which we expect to be necessary to offset the price erosion and product obsolescence that affects semiconductor memory products;

  - the introduction by our competitors of new memory technologies and related products;

  - sustained weakness in DRAM memory markets that may impact revenue and profit margins at our Mushkin subsidiary; and

                                    Page-10

  - factors not directly related to us, such as the cyclical nature of both the semiconductor memory industry and the markets addressed by our products, competition, pricing pressures, technological developments, product obsolescence, the availability of supplies and raw materials and changing needs of potential customers in the semiconductor industry in general.

Many of these factors are not within our control, such as a manufacturing disruption experienced by one or more of our strategic licensees or contract manufacturers or the failure of our suppliers to obtain the raw materials and equipment used in the manufacture of our products. Due to these factors, we believe that period-to-period comparisons of our operating results should not be relied upon as an indicator of our future performance.

Our products have achieved only limited market acceptance and, if our products do not achieve widespread market acceptance, we will be unable to increase our revenues and may never achieve or sustain profitability.

We believe that our future revenue growth and our ability to achieve profitability will depend on the widespread market acceptance of our FRAM and Enhanced-DRAM products, especially the new products we plan to introduce, and the time required for our products to achieve market acceptance. Our ability to introduce successfully new products depends on several factors, including timely completion and introduction of new product designs, achievement of acceptable fabrication yields and widespread customer acceptance. Our development of new products and our customers' decision to design them into their systems can take as long as three years, depending upon the complexity of the device and the application. Accordingly, new product development requires a long-term forecast of market trends and customer needs, and the successful introduction of our products may be adversely affected by developments relating to competing products or technologies serving markets addressed by our products. If one or more of our products fails to achieve market acceptance or if market acceptance is delayed, our revenues may not increase and our cash flow and financial condition could be harmed. In addition, unless we are able to increase substantially our sales volumes of both our FRAM and Enhanced-DRAM products, we believe that we will not be able to increase our product profit margins or realize volume-related manufacturing efficiencies for our products as we have planned.

To date, the low production volumes for our products have resulted in higher costs of production, marketing and distribution relative to our average selling prices, which has prevented us from achieving operating profitability. Our continued failure to increase product sales volumes and profit margins or to benefit from manufacturing efficiencies will delay or preclude our achieving or sustaining profitability. In order to increase our product sales volumes and market acceptance, we must design products that successfully address customer requirements. To use our products effectively, many of our customers must redesign their systems, which may further delay or prevent substantial market acceptance of our products. Potential customers will be reluctant to integrate our products into their systems unless our products are

                                    Page-11
reliable, available at competitive prices and address their current systems requirements. Additionally, potential customers need assurances that their demand for our new products can be met in a timely manner, preferably from multiple sources. In particular, we have been, and expect for the near-term to continue to be, limited in our ability to market our FRAM products to high volume customers due to delays encountered to date in the manufacture of our FRAM products. Production delays have harmed, and continued further delays will harm, our ability to develop a market for our FRAM products.

We depend solely on the manufacturing capabilities of two alliance foundries located abroad and our business would be harmed if these manufacturers experience problems or are unable to provide us with sufficient quantities of our products.

We do not have manufacturing capabilities for producing any of our products, and we do not intend to construct fabrication facilities for the manufacture, assembly and testing of our products in commercial quantities, nor do we have the capital resources to do so. Thus, we are and will continue to be dependent on our alliance foundries and contract manufacturers to develop and make available to us adequate product manufacturing capability on acceptable terms and consistent with our license agreements. Our reliance on outside suppliers and manufacturers involves several risks, including having less control over the availability, delivery schedules, pricing and quality of our products. We currently do not have "second-source" suppliers for either our Enhanced-DRAM or our FRAM products and our dependence on single-source suppliers may limit customer acceptance of our products, as well as otherwise constrain our ability to meet customer demands and increase our revenue.

For the manufacture of our FRAM products, we will continue to rely on the semiconductor manufacturing processes and facilities of companies with which we enter into strategic alliances. Currently only Fujitsu manufactures FRAM products in production volumes under our strategic alliance with them.
Existing agreements with our alliance partners do not require them to manufacture FRAM products in any specified or minimum quantities. Accordingly, we cannot be sure that Fujitsu or any of our other strategic alliance partners will commence or continue volume manufacturing of FRAM products for us or that any future strategic alliance partners will be a long-term supplier of FRAM products. Infineon Technologies AG is the only manufacturer currently producing our Enhanced-DRAM products. We have entered into a manufacturing agreement with Infineon to manufacture our 16-megabit and higher density Enhanced-DRAM products. We do not anticipate being able to enter into manufacturing agreements with additional manufacturers for our FRAM or Enhanced-DRAM products in the near future and thus will continue to be dependent on Fujitsu and Infineon as our sole alliance foundries for production of our products. After the wafers for our products are manufactured, we depend on independent contractors to assemble and test our products, which subjects our product availability to increased risks. See "We depend on independent assembly and testing contractors which may not have adequate capacity to fulfill our needs and which may not meet our quality and delivery objectives."

                                    Page-12

Although we believe that the manufacturing capabilities of our alliance foundries and contract manufacturers are sufficient to meet our current needs, if our need for additional manufacturing capability increases in the future, we cannot be sure that we will be able to obtain the necessary additional capability from our current or new licensees or contract manufacturers. We continue to pursue additional manufacturing capability at independent foundries. However, to date no independent foundries are manufacturing or committed to manufacture FRAM products and there are no guarantees that we will be successful in securing additional foundry capability. If our ability to obtain products from our strategic licensees or contract manufacturers is disrupted, or if we are unable to obtain necessary additional manufacturing capability for new products we develop, our cash flow, operating results and financial condition, as well as our continuing business prospects, would be harmed.

If we fail to maintain satisfactory relationships with our strategic licensees and contract manufacturers, our revenues may decline and our business might be harmed.

We depend on a small number of strategic licensees and contract manufacturers for the production of our products, to generate our license and development fees, royalties and customer-sponsored research and development revenues and to provide product development support. We depend on Infineon to provide manufacturing capacity for all of our Enhanced-DRAM products. We currently depend on Fujitsu to manufacture all of our FRAM products. If our Enhanced-DRAM product manufacturing capacity from Infineon, or our contractual call on the manufacturing capacities of Fujitsu and our other FRAM licensees, were to become unavailable or delayed, or if one or more of our strategic licensees delays or cancels their FRAM product development programs, we believe that it would be difficult to obtain replacement manufacturing capability or co-development assistance and our business, operating results and financial condition would be seriously harmed.

Because our customer base for our FRAM and our Enhanced-DRAM products is highly concentrated the loss of any of our significant FRAM or Enhanced-DRAM products customers or any decrease or delay in purchases from any of these customers would significantly reduce our revenues.

During 2001, we generated approximately 63% of our Enhanced-DRAM product sales, exclusive of the sales of our Mushkin subsidiary, from three customers and 44% of our FRAM product sales from one customer program, the Ampy/ENEL utility meter replacement program. We expect a significantly higher proportion of our 2002 FRAM products to be attributable to a single customer as the Ampy/ENEL program reaches full manufacturing capacity. We do not have long-term contracts with our customers, except the one long-term contract with our largest FRAM products customer, Ampy/ENEL, which does not require that customer to order minimum quantities. We cannot be certain as to future order levels from any of our customers.

                                    Page-13

Because our customer base for our products is so concentrated, any substantial reduction or cancellation of business from these customers, or any significant decrease in the prices of Enhanced-DRAM or FRAM products sold to them, would significantly reduce our revenues, which would harm our cash flow, operating results and financial condition.

If we do not keep pace with rapid technological changes and frequent new product introductions by continually developing new generations of our products that achieve broad market acceptance, our products may become obsolete and we may not be competitive.

The semiconductor memory industry in which we operate is characterized by rapid technological changes and product obsolescence, price erosion and variations in manufacturing yields and efficiencies. As a result, our future success is dependent on our ability to develop, manufacture and market FRAM and Enhanced-DRAM products that address customer requirements and compete effectively in the market with respect to price, performance and reliability. If we do not compete effectively, we could suffer price reductions, reduced revenues, reduced gross margins and reduced market share. New product development, which includes both our development of new products and the need to "design-in" our products to customers' systems, is time-consuming and costly. This new product development requires a long-term forecast of market trends and customer needs, and often a substantial commitment of capital resources, with no assurance that the products will be commercially viable.

In particular, we need to develop new product designs and process technologies and continue to develop advanced materials solutions for application to ferroelectric product manufacturing, in order to achieve higher-performance FRAM products. Currently our FRAM products are manufactured at Fujitsu's manufacturing facilities using a 0.5 micron manufacturing process. In order to design and produce FRAM products having memory capacities of 1-megabit and greater, which are required for higher-performance product applications, we will have to design and produce FRAM products using our strategic licensees' manufacturing processes of less than 0.5 micron. We believe that our ability to compete in the markets in which we expect to sell our FRAM products will depend in large part on our ability to design and produce FRAM products using a 0.35 micron or smaller design parameters. If we are unable to successfully design and produce FRAM products with smaller design parameters and better yields than we currently obtain, this will likely preclude our FRAM products from achieving widespread market acceptance, which would harm our ability to compete and our operating results.

Our ability to increase sales of our Enhanced-DRAM products depends principally on the timely completion of our development and qualification of new Enhanced-DRAM products that provide price-performance advantages over competing products. Our continued ability to generate revenues from the sale of Enhanced-DRAM products will depend on our successful development, manufacture and marketing of new Enhanced-DRAM products with improved price-performance characteristics and reduced product manufacturing costs. Our failure to accomplish those goals will harm our operating results and financial condition.

                                    Page-14

Other companies, most of which have greater financial, technological and research and development resources than we do, are researching and developing semiconductor memory technologies and product configurations that could reduce or eliminate any future competitive advantages our products may currently have. We cannot provide any assurance that our ferroelectric technology will not be supplanted in the future by competing technology or that we will have the technical capability and financial resources to be competitive in the semiconductor industry with respect to the continued design, development and manufacture of our FRAM products. We also cannot provide any assurance that we, Infineon and our joint-development customers will be able to complete successfully the development and manufacturing qualification of our Enhanced-DRAM products in time to take advantage of the perceived market opportunity. If we fail to develop and profitably manufacture Enhanced-DRAM and FRAM products that fill market needs, our operating results and financial condition would be seriously harmed.

Our manufacturing yields for FRAM products are subject to fluctuation, and if we fail to achieve and maintain acceptable manufacturing yields, our business will be harmed.

The success of our business depends largely on our ability to produce our products efficiently through a highly complex manufacturing process to produce a large number of usable products, or yields, from any particular production run. If consistently acceptable manufacturing yields are not achieved, then our ability to market and sell our products, as well as our cash flow, operating results and financial condition, will be harmed. In the past we have experienced significant obstacles in producing acceptable product yields for our FRAM products from integrating our ferroelectric technology with wafer underlayers using current silicon semiconductor process technology. In an effort to overcome those obstacles, we have entered into strategic alliances with companies having advanced semiconductor manufacturing processes and facilities. If we are unable to make substantial progress in developing and commercializing high-density FRAM products, or if we are unable to overcome other obstacles we encounter in developing higher-density, lower-cost FRAM products, we will not be able to gain market acceptance for our FRAM products given the rapid technological progress our competitors are making in developing competing products that have substantially higher densities. With our alliance foundries and strategic licensees, we are continuing our efforts to obtain acceptable manufacturing product yields of, and to qualify for production in commercial volumes, additional FRAM products. We cannot, however, predict when, or if, we will achieve final qualification or commercial production of any new FRAM products due to uncertainties in the qualification and production processes at our alliance foundries and strategic licensees. Further production delays or additional difficulties in achieving acceptable yields in the production of our FRAM products would materially and adversely affect our operating results.

                                    Page-15

We could experience a substantial delay or interruption in the shipment of our FRAM or Enhanced-DRAM products or an increase in our costs due to many reasons. Our ability to receive, test, package and ship our products according to schedules we establish could be interrupted or delayed by circumstances and events beyond our control, including one or more of the following:

  - a sudden, unanticipated demand for our products;

  - a manufacturing disruption experienced by one or more of our alliance foundries' fabrication facilities;

  - errors in fabrication or defects in raw materials;

  - the time required, or the inability, to identify or qualify alternative manufacturing sources for existing or new products in the case of disruption; or

  - failure of our suppliers to obtain the raw materials and equipment used in the production of our integrated circuits.

The markets in which we participate are intensely competitive and, if we do not compete successfully, our revenues and ability to achieve profitability would suffer.

The semiconductor memory industry in which we participate is intensely competitive and our FRAM and Enhanced-DRAM products face intense competition from numerous domestic and foreign companies. We may be at a disadvantage in competing with many of our competitors that have significantly greater financial, technical, manufacturing and marketing resources, as well as more diverse product lines that can provide cash flows counter-cyclical to fluctuations in semiconductor memory operations. Our ability to compete successfully in our target markets depends principally on the following factors:

  - our ability to design new products that implement new technologies and meet customers' needs;

  - our ability to subcontract the manufacture and assembly of new products and deliver them to customers in a timely and cost-effective manner;

  - the performance characteristics, features, quality and reliability of our products;

  - our technical support and service;

  - our ability to introduce in a timely manner new products that address major markets;

  - the price of our products;

                                    Page-16

  - end-user acceptance of our customers' products;

  - our ability to comply with evolving standards; and

  - product introductions by our competitors and market acceptance of our competitors' products.

Our ability to compete also depends on factors beyond our control, including the rate at which customers incorporate our products into their own products, our customers' success in selling their products, the successful protection of our intellectual property, the success of competitors' products and general market and economic conditions. Our competitors or customers may offer new products based on new technologies, industry standards or end-user or customer requirements, including products that have the potential to replace or provide lower-cost or higher-performance alternatives to our products. The introduction of new products by our competitors or customers could render our existing and future products obsolete or unmarketable.

Our FRAM products compete with existing nonvolatile memory products, such as EEPROM, Battery Backed Static RAM, or BBSRAM, and Nonvolatile RAM, or NVRAM, in low-density applications. Competitors in this market include major corporations possessing worldwide wafer manufacturing and integrated circuit production facilities, such as ST-Microelectronics, Motorola, Inc., or Motorola; and Hitachi Ltd., or Hitachi. Our FRAM products also compete with the products of specialized semiconductor memory product companies, including Atmel Corp., or Atmel; Microchip Technology Inc., or Microchip; Xicor Inc., or Xicor; Catalyst Semiconductor Inc., or Catalyst; Fairchild Semiconductor International, or Fairchild; Rohm Company, Ltd., or Rohm; and Maxim Integrated Products, Inc, or Maxim.

Our Enhanced-DRAM products compete with high-performance, specialty DRAM products, several varieties of which exist, and, in some applications, with standard SRAM products. Those products are manufactured and sold by numerous companies, including major corporations possessing worldwide wafer manufacturing and integrated circuit production facilities, such as Alliance Semiconductor Corporation, or Alliance; Cypress Semiconductor Corporation, or Cypress; Integrated Device Technology, Inc., or Integrated; Motorola; Hitachi; ST Microelectronics; Toshiba Corporation, or Toshiba; Fujitsu Limited, or Fujitsu; Mitsubishi Electric Corporation, or Mitsubishi; Monolithic Systems Technology, Inc., or MoSys; NEC Corporation, or NEC; Rambus Inc., or Rambus, through licensees; Samsung Electronics Co., Ltd., or Samsung; Hyundai Electronics Industries Co. Ltd., or Hyundai; Elpida Memory Inc., or Elpida, and Micron Technology, Inc., or Micron.

We compete in various markets with our strategic licensees and alliance foundries, which may delay or reduce our product sales.

                                    Page-17

Our strategic licensees may market other memory products that compete with our FRAM and Enhanced-DRAM products. Several of our strategic licensees and contract manufacturers sell large volumes of competitive memory products, such as DRAM, SRAM and Flash memory products, the demand for which might be reduced if our products gain widespread market acceptance. Most of our strategic alliance partners have the right to manufacture and sell FRAM products for their own account depending upon the terms of their agreements with us. For example, as part of our agreements with Hitachi, Rohm, Toshiba, Samsung, Fujitsu, NEC and Infineon, we granted each of those companies a license to our FRAM technology and know-how, which license includes the right to manufacture and sell products using FRAM technology. Further, Infineon has the right pursuant to agreements with us to use our intellectual property to produce competitive Enhanced-DRAM products and has a security interest in our patents, securing our repayment of the $3,000,000 debenture issued to Infineon on March 29, 2002. Because the success of our products may reduce demand for our strategic licensees' and contract manufacturers' products, those parties may not fully support our efforts to introduce our Enhanced-DRAM and FRAM products into the memory markets as widely and rapidly as otherwise would be possible. Additionally, because our strategic licensees may manufacture and market FRAM products themselves, they may give the development and manufacture of their own FRAM and DRAM products a higher priority than the development and manufacture of our products. Any delay in market penetration by our products, or any competition in the marketplace from FRAM or Enhanced-DRAM products manufactured and marketed by our strategic licensees, could reduce our product sales and harm our operating results.

If we fail to protect our intellectual property, or if others use our proprietary technology without authorization, our competitive position may suffer.

Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology used in our products and manufacturing processes. We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and employee and third-party nondisclosure and assignment agreements. We cannot assure you that any of our patent applications will be approved or that any of the patents that we own will not be challenged, invalidated or circumvented by others or be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage.

Policing the unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will prevent the misappropriation or unauthorized use of our technologies, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. In addition, we cannot be certain that we will be able to prevent other parties from designing and marketing unauthorized Ramtron-based products or that others will not independently develop or otherwise acquire the same or substantially equivalent technologies as ours.

                                    Page-18

We may be subject to intellectual property infringement claims that result in costly litigation and could harm our business and ability to compete.

Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patents and other intellectual property rights. In particular, many leading semiconductor memory companies have extensive patent portfolios with respect to semiconductor memory technology, manufacturing processes and product designs. We may be involved in litigation to enforce our patents or other intellectual property rights, to protect our trade secrets and know-how, to determine the validity of property rights of others or to defend against claims of invalidity. This type of litigation can be expensive, regardless of whether we win or lose. Also, we cannot be certain that third parties will not make a claim of infringement against us or against our licensees or product manufacturers in connection with their use of our technology. Any claims, even those without merit, could be time consuming to defend, result in costly litigation and diversion of technical and management personnel or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A claim of infringement against us or one of our licensees or product manufacturers in connection with its use of our technology could harm our business.

We face the risk of losing critical patent rights covering our FRAM products.

A patent interference proceeding, which was declared in 1991 in the United States Patent and Trademark Office between us, National Semiconductor Corporation, or National Semiconductor, and the Department of the Navy in regard to one of our issued United States patents, is continuing. The patent involved covers a basic ferroelectric memory cell design invention we believe is fundamentally important to our FRAM business in the United States. An interference is declared in the Patent Office when two or more parties each claim to have made the same invention. The Patent Office conducts an interference proceeding to determine which party is entitled to the patent rights covering the invention. In our interference proceeding we are the "senior" party, which means that we are in possession of the issued United States patent and retain all rights associated with that patent, pending the ultimate outcome of the patent interference proceeding. The other two parties involved in the interference are "junior" parties, and each has the burden of proof of convincing the Patent Office by a preponderance of the evidence that it was the first to invent the subject matter of the invention and thus is entitled to the corresponding patent rights.

The Patent Office decided the interference on May 6, 1997, holding that all of the claims were patentable to National Semiconductor. The other "junior" party, the Department of the Navy, was not granted any patent claims pursuant to the interference proceedings. On June 20, 1997, we filed a Request for Reconsideration with the Patent Office concerning the interference decision. Pursuant to the Request for Reconsideration, we requested that five separate issues be reconsidered. The Patent Office issued a decision on the Request for Reconsideration on November 19, 1998, holding that all of the claims were

                                    Page-19
patentable to National Semiconductor. On January 9, 1999, we appealed the Patent Office's decision on one of the interference counts directly to the Court of Appeals for the Federal Circuit. On February 29, 2000, the Court of Appeals vacated and remanded the decision of the Patent Office for further proceedings. We also filed complaints in the Federal District Courts for the District of Columbia and the District of Delaware, seeking a review of the Patent Office's decision on the remaining interference counts. These cases have now been consolidated in the Federal District Court for the District of Columbia and remain pending. Under a Patent Office decision on August 13, 2001, Ramtron was found to be the first to invent; however, the Patent Office concluded that the enablement and best-mode requirements for patent issuance had not been met by the Company. In October 2001, both the Company and National Semiconductor filed a Request for Reconsideration with the Patent Office. The Patent Office response is still pending. We remain in possession of the issued United States Patent and retain all rights associated with such patent while we pursue our appeal options.

If our patent rights in the interference proceedings are ultimately lost or significantly compromised and National Semiconductor or another third party is successful in obtaining a patent covering our ferroelectric technology, we would be precluded from producing, using or selling FRAM products in the United States using our existing FRAM design architecture, unless we were able to obtain a suitable license to exploit those rights. If those patent rights are ultimately awarded to National Semiconductor, and if a license to those rights is not subsequently entered into with National Semiconductor, National Semiconductor could use the patent to prevent the manufacture, use or sale by us of any products that come within the scope of those patent rights in the United States, which would include all of our FRAM products as currently designed. The loss of our patent rights to produce our FRAM products as currently designed would significantly harm our business and our future operations.

Fluctuations of supply and demand in the semiconductor industry could result in pricing pressures for our products that could lower our net sales and operating margins and harm our profitability.

The semiconductor industry in which we operate has experienced wide fluctuations of product supply and demand. During growth periods, there is likely to be a shortage of foundry manufacturing resources and of product assembly and testing capacity. The semiconductor industry has at times also experienced significant downturns, some lasting more than a year, resulting in diminished product demand and decreased prices for semiconductor products, and these downturns may occur in the future as additional production facilities are placed into operation. During 2000 and 2001, the oversupply of semiconductor memory products in general brought about a widespread decline in average selling prices. Additionally, economic conditions outside of the United States could depress market demand for semiconductor memory products, as has occurred during recent economic cycles. A financial or economic crisis could also cause the delay or cancellation of FRAM product development programs by our strategic licensees, with the consequent delay or loss of our expected access to a portion of the foundry capacity of such licensees, thus adversely affecting our continued development of FRAM products.

                                    Page-20

Due to the volatility of demand for our products, our inventory may from time-to-time be in excess of our needs, which could cause write-downs of our inventory.

We order product from our alliance foundries based primarily on our internal forecasts, and secondarily on existing orders, which may be cancelled under many circumstances. Due to lengthy production cycles at our alliance foundries, we must place product orders in advance of receiving customer orders. If our forecasts are inaccurate we may have large amounts of unsold products or we may not be able to fill all orders. Also, we face production and demand risk because our markets are volatile and subject to rapid technological and price changes. In 2001, we recognized expenses of $912,000 and in 1999, we recognized expenses of $1.2 million for excess and obsolete inventory. We cannot assure you that we will not have to record significant inventory writedowns in the future, which would harm our operating results and financial condition.

We depend on independent assembly and testing contractors which may not have adequate capacity to fulfill our needs and which may not meet our quality and delivery objectives.

We manufacture wafers for our products at our alliance foundries' fabrication facilities, and the wafers are then sorted and tested at our alliance foundries' and contract manufacturers' facilities. Because our strategic licensees, alliance foundries and contract manufacturers are located abroad, international financial crises, such as extreme currency exchange rates fluctuations, trade embargoes or armed conflict involving the United States or the foreign countries in which the facilities on which we rely are located would disrupt our ability to obtain products. After wafer testing, we ship the wafers to one of three independent assembly contractors located in either Singapore or Thailand, where the wafers are separated into die, packaged and tested. Our reliance on independent contractors to assemble, package and test our products involves significant risks, including reduced control over quality and delivery schedules, the potential lack of adequate capacity and discontinuance or phase-out of the contractors' assembly processes. These independent contractors may not continue to assemble, package and test our products for a variety of reasons, including the relatively low volume of our current product deliveries. Because our assembly, packaging and testing contractors are located in foreign countries, we are subject to certain risks generally associated with contracting with foreign suppliers, including currency exchange fluctuations, political and economic instability, trade restrictions and changes in tariff and freight rates. Accordingly, we may experience problems in timelines, and the adequacy or quality of product deliveries, any of which could harm our results of operations.

We depend on a relatively small number of key personnel and, if we are unable to attract additional personnel or retain our key personnel, our business will suffer.

                                    Page-21

Our future success depends, among other factors, on the continued service of our key technical and management personnel and on our ability to continue to attract and retain qualified employees. We are particularly dependent on the highly skilled design, process, materials and test engineers involved in the development and manufacture of our Enhanced-DRAM products and our FRAM products and processes. Our relationships with our strategic licensees and contract manufacturers are negotiated, developed and maintained principally by our senior executive officers, whose background knowledge and personal relationships developed over many years are important to the future success of our strategy of dependence on our strategic licensees and contract manufacturers for product development and manufacturing. The competition for these personnel is intense, and the loss of key employees, including executive officers, or our inability to attract additional qualified personnel in the future, could have both an immediate and a long-term adverse effect on us. Although our executive officers have employment agreements with us, we cannot assure you that we can retain them in the future. In addition, none of our employees have entered into post-employment non-competition agreements with us and, therefore, our employees are not contractually restricted from providing services to our competitors if they leave us.

We may need to raise additional capital that may not be available.

Based on our expected future working capital requirements in connection with the manufacture and sale of our FRAM and Enhanced-DRAM products, and our projected research and development and other operating expenditures, we believe that our revenues and cash on hand are sufficient to fund our business through at least 2002, but we may need more capital for 2003 and thereafter. If the results of our operations are materially different than we now expect, especially if our product sales are substantially higher or lower than we predict, we may need to seek, earlier than expected, additional equity or debt financing in order to meet our working capital needs. We cannot be sure that any additional financing or other sources of capital when required will be available to us on acceptable terms, or at all. The inability to obtain additional financing when needed would have a material adverse effect on our business, financial condition and operating results and would adversely affect our ability to implement our strategy and perform in accordance with our current projections. If additional financing is obtained, any issuance of common or preferred stock to obtain funding would result in dilution of our existing shareholders' interests.

If we experience unanticipated warranty claims, our business and operating results would be harmed.

We typically provide a limited warranty on our products for a period of one year from final acceptance by customers. In addition, for some custom-designed systems, we may need to comply with certain performance specifications for a specific application. We may incur substantial warranty claim expenses on our products or with respect to our obligations to meet custom performance specifications. Actual warranty claims may exceed recorded allowances, resulting in increased expenses and harm to our business.

                                    Page-22

Earthquakes, other natural disasters and power shortages or interruptions may damage our business.

Some of our alliance foundries' fabrication facilities are located near major earthquake faults. If a major earthquake or other natural disaster occurs which damages those facilities or restricts their operations, our business, financial condition and results of operations would be materially adversely affected. Similarly, a major earthquake or other natural disaster near one or more of our major suppliers, like ones that have occurred in Taiwan in recent years, could disrupt the operations of those suppliers, which could limit the supply of our products and harm our business.

Our subsidiary Mushkin is a reseller of computer memory components through e-commerce and direct sales channels and the failure of the e-commerce market to grow or the inability of Mushkin to penetrate direct sales customers will harm Mushkin's business.

Internet purchases of high-performance computer components such as those sold by Mushkin are a recent development and the marketplace is rapidly evolving and competitive. Any failure of such e-commerce to grow for any reason would harm Mushkin's business. Mushkin's business may also be harmed if it is unsuccessful in penetrating key customer accounts.

If Mushkin fails to adequately maintain its Internet website, Mushkin could lose customers and revenues.

Mushkin's business and reputation is partially dependent on the quality of its website and any system failure that causes an interruption in the service of the Mushkin website or a decrease in its responsiveness could result in reduced user traffic and reduced revenues; any prolonged or ongoing performance problems on the Mushkin website would damage its reputation and result in the permanent loss of its customers to competitors' web sites. If Mushkin fails to market its website successfully, its competitors, many of which are large, financially powerful and well-established Internet e-commerce businesses, including specialized sites such as Kingston.com, Crucial.com, Smmdirect.com and Coastmemory.com, as well as traditional non-internet-based retailers that sell similar products, including Best Buy, Inc., Circuit City and CompUSA, could capture business from Mushkin, which has a small market and advertising budget, especially if, as we expect, brand recognition becomes increasingly important to Internet merchandising.

If the manufacturers, vendors and suppliers of the products Mushkin sells cease to support Mushkin, Mushkin's sales and revenues could decline.

The success of Mushkin's business is dependent upon the continued support of manufacturers, vendors and suppliers of the products it sells and Mushkin does not have long-term contracts for the supply of these products; thus, if its suppliers, some of which are our competitors, cease to provide to Mushkin products which Mushkin can sell at a profit, Mushkin's sales and revenues could decline.

                                    Page-23

Mushkin may not be able to generate sufficient revenues to be profitable.

During the last two years, Mushkin's product margins have deteriorated due to sustained market pressures in the DRAM memory products market. Unless DRAM prices improve or Mushkin is able to reduce its operating expenses, Mushkin may not be able to generate sufficient revenues to be profitable. If Mushkin's profitability declines, it would harm our business, financial condition and results of operations.

       RISKS RELATING TO THE SECURITIES MARKET AND OWNERSHIP OF OUR SHARES

Our stock price is extremely volatile and you may not be able to resell your shares at or above the price you paid.

The market price of our common stock has fluctuated widely in recent periods and is likely to continue to be volatile. It is possible that the price of our common stock will decline after you purchase our shares and that you would lose all or part of your investment. A number of other factors and contingencies, some of which are beyond our control, can affect the market price for our common stock, including the following:

  - actual or anticipated variations in our operating results;

  - announcements of technological innovations or new products by us or our competitors;

  - conditions or trends in the semiconductor memory products industry;

  - changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

  - announcements by us or our competitors of acquisitions, strategic partnerships or joint ventures; and

  - additions or departures of our senior management.

In addition, in recent years the stock market in general, and shares of technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these technology companies. These broad market and industry fluctuations may harm the market price of our common stock, regardless of our operating results.

Changes to financial accounting standards may affect our reported results of operations.

                                    Page-24

We prepare our financial statements to conform with generally accepted accounting principles, or GAAP. GAAP is subject to interpretation by the American Institute of Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced. Accounting policies affecting many other aspects of our business, including rules relating to accounting for business combinations, goodwill and other intangible assets, impairment or disposal of long-lived assets and employee stock option grants have recently been revised or are under review. Changes to those rules or in the application of those rules to our current reporting practices may have a material adverse effect on our reported financial results or on the way we conduct our business. In addition, our preparation of financial statements in accordance with GAAP requires that we make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities at the date of the financial statements and the recorded amounts of expenses during the reporting period. A change in the facts and circumstances surrounding those estimates could result in a change to our estimates and could impact our future operating results.

Concentrated ownership of shares by two shareholders could affect the price of our common stock.

As of May 1, 2002, our largest known shareholder, Infineon, which as security for its $3,000,000 debenture we issued to it on March 29, 2002, has a first security interest in our patents and certain of our receivables, owns 4,430,005, or 20.0% of our outstanding shares and, in addition, holds warrants to purchase 262,663 additional shares at an exercise price of $4.28 per share and may convert its debenture into 795,967 shares at a conversion price of $3.769 per share. As of May 1, 2002, The National Electrical Benefit Fund ("NEBF") beneficially owned or controlled approximately 11.1% of our outstanding common stock, including warrants to purchase 905,697 additional shares. If all of Infineon's 1,058,630 shares of our common stock described in this prospectus were sold, Infineon's beneficial ownership of our shares will be reduced to 19% of our outstanding common stock. Infineon and NEBF's ownership may have the effect of delaying, deferring or preventing a change in control of Ramtron, or, if Infineon's shares are sold, may directly or indirectly effect a change in control of Ramtron. We have agreed to register for resale under the Securities Act all shares of common stock held by Infineon or issued upon exercise of warrants held by Infineon or upon conversion of the indebtedness outstanding under the debenture held by Infineon. Any program by Infineon or NEBF to dispose of a substantial amount of its shares of our common stock in the open market could have an adverse impact on the market for our common stock, as discussed below under "A large percentage of our outstanding shares are eligible for future sale."

A large percentage of our outstanding shares are eligible for future sale.

                                    Page-25

Sales of a substantial number of shares of our common stock in the public market, or the availability of those shares for sale in the public market, could harm the market price of our common stock. These sales also may make it more difficult for us to raise financing through the sale of equity securities or equity-related securities in the future at a time and price that we deem appropriate. As of May 1, 2002, we had 22,081,443 shares of common stock outstanding. Of those shares, approximately 17,651,438 shares were freely tradable without restriction or pursuant to effective registration statements under the Securities Act, and approximately 4,430,005 shares, most of which were held by Ramtron's "affiliates," could be publicly sold under Rule 144 promulgated under the Securities Act, subject to compliance with the notice requirements and volume restrictions of Rule 144. As of May 1, 2002, approximately 3,764,918 shares were subject to issuance upon exercise of options granted under Ramtron's stock option plans and, except to the extent that shares issued upon exercise of such options are held by "affiliates," who, as noted above, are subject to the Rule 144 notice requirements and volume restrictions, will be eligible for immediate resale in the public market upon exercise of such options. As of the same date, approximately 2,614,280 shares were also subject to issuance upon exercise of outstanding warrants, of which 1,708,583 shares have been registered for immediate resale in the public market, including 1,443,436 shares which are subject to effectiveness of the registration statement of which this prospectus is a part.

Provisions in our certificate of incorporation and preferred shares rights agreement may have anti-takeover effects and could affect the price of our common stock.

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions of the preferred stock, without any vote or action by our shareholders. Our authority to issue preferred stock with rights preferential to those of our common stock could be used to discourage attempts by others to obtain control of or acquire us, including an attempt in which the potential purchaser offers to pay a per share price greater than the current market price for our common stock, by making those attempts more difficult or costly to achieve. In addition, we may seek in the future to obtain new capital by issuing shares of preferred stock with rights preferential to those of our common stock. This provision could limit the price that investors might be willing to pay in the future for our common stock.

We have also entered into a preferred shares rights agreement with Citicorp. N. A., as rights agent, dated as of April 19, 2001, which gives our stockholders certain rights that would likely delay, defer or prevent a change of control of us in a transaction not approved by our board of directors.

                                    Page-26

                         FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), dealing with future events and conditions, including statements regarding, among other items, our business strategy, growth strategy, future results of operations or financial position and anticipated trends in our business and industry. We may make additional written or oral forward-looking statements from time to time in filings with the SEC or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that the statement is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made and are based largely on our expectations. Forward-looking statements are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Statements in this prospectus, and made in documents incorporated in this prospectus, including those set forth in the Risk Factors section, describe factors, among others, that could contribute to or cause such differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. You should not rely on forward-looking statements in this prospectus or in the documents incorporated herein. Our actual results could differ materially from the results contemplated by these forward-looking statements due to certain factors, including those discussed in the "Risk Factors" section of this prospectus and those included in the documents incorporated by reference.

                              USE OF PROCEEDS

The Selling Securityholders will receive all of the proceeds from the sale of the shares of our common stock, less any brokerage or other expenses of sale incurred by them. We will receive as the exercise price of the warrants described above up to $7,892,985, if the Selling Securityholders exercise all of their warrants. We cannot be certain that any or all of their warrants will be exercised. We expect to use any proceeds from the exercise of the warrants for working capital purposes, including financing the growth of working capital items such as accounts receivable and inventory, the funding of continued research and development efforts and the defense of our patent rights. Pending such uses, we will invest any proceeds, in short term, investment grade, interest bearing securities.

                                    Page-27

                         SELLING SECURITYHOLDERS

The following table sets forth: (i) the number of shares of common stock beneficially owned by each Selling Securityholder as of May 1, 2002,
(ii) the number of shares of common stock to be offered hereby by each Selling Securityholder and (iii) the number of shares of common stock and the percentage of the outstanding shares of common stock to be beneficially owned by each Selling Securityholder after completion of the offering of the common stock hereunder. The information set forth below is based on information provided by the Selling Securityholders. None of the Selling Securityholders has had a material relationship with Ramtron or any of its predecessors or affiliates within the past three years, other than as a result of the ownership of our shares, with the exception of Infineon and Mr. L. David Sikes.

                       No. of Shares
                     Beneficially Owned                Shares Beneficially
                     Prior to Offering(1)  No. of     Owned After Offering(2)
Name of Selling      --------------------  Shares     -----------------------
Securityholder(3)        Number       %    Offered      Number            %
-----------------    ------------   ----  ---------    ---------        ----
Infineon
Technologies AG(4)   5,488,635      23.7  1,058,630(5) 4,430,005        20.0

Halifax Fund, L.P.     882,192       3.8    882,192(6)         0          *

Bramwell
Capital Corp.          882,192       3.8    882,192(7)         0          *

Cardinal
Securities, LLC         57,760        *      57,760(8)         0          *

TN Capital
Equities, Ltd.          18,241        *      18,241(9)         0          *

L. David Sikes (10)    985,850       4.3    667,000(11)  318,850         1.4

----------

*  Less than one percent.

                                    Page-28

(1) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 22,081,443 shares of our common stock outstanding as of April 30, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exercise of all of that particular Selling Securityholder's warrants or options. However, we did not assume the exercise of any other Selling Securityholder's warrants or options.

(2)  Assumes the sale of all shares that may be sold in the offering.

(3) Any other holder of warrants, debentures, or future transferee, pledgee, donee or successor of any holder. Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Infineon is a substantial shareholder of our common stock, owns 20% of EMS and is a strategic licensee of our FRAM intellectual property and the sole foundry for our Enhanced-DRAM products. Mr. Harald Eggers, a member of our Board of Directors since May 2001, is currently Senior Vice-President and General Manager of Infineon. Mr. Klaus Fleischmann, a member of our Board of Directors since May 2001, is the Senior Director of Business Development and Relations for Infineon.

(5) Includes 795,967 shares of our common stock issuable to the Selling Securityholders upon conversion of debentures at a conversion price of $3.769 and warrants to purchase 262,663 shares of our common stock at an exercise price of $4.28 per share.

(6) Includes 663,306 shares of our common stock issuable to the Selling Securityholder upon conversion of debentures at a conversion price of $3.769 and warrants to purchase 218,886 shares of our common stock at an exercise price of $4.28 per share. The Selling Securityholder is not entitled to convert its debentures or exercise its warrants for shares of our common stock in excess of that number of shares of common stock that, upon giving effect to such conversion or exercise, would cause the aggregate number of shares of common stock beneficially owned by the Selling Securityholder and its affiliates to equal 9.99% of the outstanding shares of our common stock following such conversion or exercise; therefore, the Selling Securityholder disclaims beneficial ownership of any shares of our common stock in excess of such amount.

(7) Includes 663,306 shares of our common stock issuable to the Selling Securityholder upon conversion of debentures at a conversion price of $3.769 and warrants to purchase 218,886 shares of our common stock at an exercise price of $4.28 per share. The Selling Securityholder is not entitled to convert its debentures or exercise its warrants for shares of our common stock in excess of that number of shares of common stock that, upon giving effect to such conversion or exercise, would cause the aggregate number of shares of common stock beneficially owned by the Selling Securityholder and its affiliates to equal 9.99% of the outstanding shares of our common stock following such conversion or exercise; therefore, the Selling Securityholder disclaims beneficial ownership of any shares of our common stock in excess of such amount.

                                    Page-29

(8) Consists of shares issuable upon the exercise of warrants at an exercise price of $4.11 per share.

(9) Consists of shares issuable upon the exercise of warrants at an exercise price of $3.77 per share.

(10) Mr. Sikes has been the Chairman of our Board of Directors since April 1995, and has been one of our directors since September 1992.

(11) Consists of shares issuable upon the exercise of warrants at an exercise price of $6.88 per share.

We prepared this table based on the information supplied to us by the selling stockholders named in the table.

The Selling Securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their warrants or the underlying common stock since the date on which the information in the above table is presented. Information about the Selling Securityholders may change over time. Any changed information will be set forth in prospectus supplements.

On March 28, 2002, we sold to Infineon, Halifax Fund, L.P., managed by The Palladin Group, L.P. and Bramwell Capital Corporation, managed by Cavallo Capital Corp., $8,000,000 in principal amount of 5 year, 5% fixed rate, convertible debentures that are convertible into shares of our common stock at an initial conversion price of $3.769. In addition, cumulatively, 700,435, 5-year common stock warrants were issued to these investors at an exercise price of $4.28 per share. Furthermore, Cardinal Securities, LLC and TN Capital Equities, Ltd., received 57,760 and 18,241 shares, respectively, of our common stock warrants, exercisable at $4.11 and $3.77 per share, respectively, in consideration for certain financial advisory services provided to the Company. The Halifax and Bramwell debentures are secured by a Deed of Trust on our headquarters facility in Colorado Springs, Colorado. The Infineon debenture is secured by a security interest we granted to Infineon in certain of our accounts receivable and patents. The sale of the debentures and the warrants and the issuance of our common stock upon conversion of the debentures and exercise of the warrants were not and will not be registered under the Securities Act of 1933 pursuant to the exemption from registration provided under Section 4(2) of the Securities Act.

In January 2000, Mr. L. David Sikes received warrants to purchase 667,000 shares of our common stock in connection with his employment agreement. These warrants were issued pursuant to the exemption from registration provided under
Section 4(2) under the Securities Act.

We are registering for resale 4,448,207 shares of our common stock, which number of shares represents the number of shares that could be issued upon conversion of the debentures and the warrants, including, without limitation, a number of shares equivalent to 150% of the number of shares that could be issued upon conversion of the debentures or exercise of warrants by Halifax and Bramwell. This number represents 20.14% of the outstanding shares of our common stock as of April 30, 2002.

                                    Page-30

We agreed to file this registration statement to register shares for resale in recognition of the fact that the Selling Securityholders may wish to be legally permitted to sell their shares when they deem appropriate. We have agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the date on which all the shares offered in this prospectus have been sold or may be resold by the selling shareholders without registration or without regard to volume limitations by reason of Rule 144(k) under the Securities Act of 1933, as amended, or any other rule of similar effect.

Because the selling stockholders may offer all or some of their common stock from time to time, we cannot estimate the amount of common stock that will be held by the selling stockholders upon the termination of any particular offering. See "Plan of Distribution."

                            PLAN OF DISTRIBUTION

The Selling Securityholders, or their respective pledgees, donees, transferees or other successors in interest, may from time to time, sell the shares of our common stock offered by this prospectus in one or more transactions at:

  -  fixed prices;

  -  prevailing market prices at the time of sale;

  -  varying prices determined at the time of sale; or

  -  negotiated prices.

These sales may be effected in transactions, which may involve block transactions and crosses:

  - on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

  -  in the over-the-counter market;

  -  in negotiated transactions; or

  - in transactions otherwise than on such exchanges or services or in the over-the-counter market;

  -  through the writing of options;

  -  through the settlement of short sales; or

  -  through any combination of any of these methods of sale.

                                    Page-31

In effecting sales of the shares offered by this prospectus, brokers or dealers engaged to sell the shares may arrange for other brokers or dealers to participate. These brokers, dealers or underwriters may act as principals, or as an agent of a Selling Securityholder. Broker-dealers may agree with a Selling Securityholder to sell a specified number of the common stock at a stipulated price per security. If the broker-dealer is unable to sell common stock acting as agent for a Selling Securityholder, it may purchase as principal any unsold common stock at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the common stock from time to time in transactions on any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then current market price or in negotiated transactions. Brokers or dealers engaged to sell the shares may receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale.
These brokers, dealers or agents and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with these sales, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. We will not receive any proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions. We may receive as the exercise price of the warrants described above up to $7,892,985 if the Selling Securityholders exercise all of such warrants.

In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares short and deliver the shares to close out such short positions. The Selling Securityholders may also enter into option, swaps, derivatives or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Securityholders may also pledge the shares registered hereunder to a broker or dealer and, upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

To comply with the securities laws of some states, if applicable, the shares will be sold only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold in those states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is complied with.

                                    Page-32

If necessary, the specific shares of our common stock to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. In connection with the private placements of the common stock offered hereby and of the warrants upon the exercise of which the common stock offered hereby is issuable, we have undertaken registration rights covenants requiring us to register those shares under applicable federal and state securities laws under certain circumstances and at certain times. The agreements containing our registration rights covenants provide for cross-indemnification of the Selling Securityholders and us and each party's respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act and to contribute to payments the parties may be required to make in respect thereof. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We have agreed to indemnify and hold harmless the Selling Securityholders from certain liabilities under the Securities Act.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, the Selling Securityholder will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by the Selling Securityholders. The foregoing may affect the marketability of the common stock offered hereby.

We will bear all expenses of the offering of the common stock, except that the Selling Securityholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Securityholders.

Each Selling Securityholder may be deemed to be an "Underwriter" as such term is defined in the Securities Act of 1933, and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on the Nasdaq National Market under the symbol
"RMTR."

                                    Page-33

There can be no assurance that any Selling Securityholder will sell any or all of the common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

                               LEGAL MATTERS

The validity of our shares offered by this prospectus will be passed upon for us by Coudert Brothers LLP, Los Angeles, California.

                                 EXPERTS

The audited financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the sale and distribution of the securities being registered. All the amounts shown are estimates except for the SEC registration fee.

     SEC registration fee            $ 1,602
     Accounting fees and expenses      8,000*
     Legal fees and expenses          20,000*
     Miscellaneous expenses           10,000*
                                     -------
                       Total         $39,602

*Estimated.

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals (each an "Indemnified Party," and collectively, "Indemnified Parties"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of the corporation (a "derivative action"), if an Indemnified Party acted in

                                    Page-34
good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that a corporation may only indemnify an Indemnified Party for expenses (including attorneys' fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires court approval before there can be any indemnification where an Indemnified Party has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit.

We have adopted provisions in our Certificate of Incorporation that limit the liability of our directors to the fullest extent permitted by the DGCL for monetary damages arising from a breach of their fiduciary duty as directors. Such limitation does not affect such liability: (i) for any breach of a director's duty of loyalty to Ramtron or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which a director derived an improper personal benefit.

Our Bylaws also provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. We also maintain on behalf of our directors and officers insurance protection against certain liabilities arising out of the discharge of their duties.

In connection with this offering, the Selling Securityholders have agreed to indemnify Ramtron, its directors and officers, and each person who controls Ramtron against any and all liability arising from inaccurate information provided to us by the Selling Securityholders and included in this registration statement and the prospectus contained herein, or in any amendments or supplements to such registration statement or prospectus.

                                    Page-35

Item 16.  Exhibits

Exhibit
Number
-------

4.1 Securities Purchase Agreement between the Registrant and Infineon Technologies AG dated March 14, 2002.(1)

4.2 Securities Purchase Agreement between the Registrant and Bramwell Capital Corp. and Halifax Fund, L.P. dated March 14, 2002.(1)

4.3 Secured Convertible Debenture between the Registrant and Infineon Technologies AG dated March 28, 2002.(1)

4.4 Secured Convertible Debenture between the Registrant and Bramwell Capital Corp. dated March 28, 2002.(1)

4.5 Secured Convertible Debenture between the Registrant and Halifax Fund, L.P. dated March 28, 2002.(1)

4.6 Warrant to Purchase Common Stock between the Registrant and Infineon Technologies AG dated March 28, 2002.(1)

4.7 Warrant to Purchase Common Stock between the Registrant and Bramwell Capital Corp. dated March 28, 2002.(1)

4.8 Warrant to Purchase Common Stock between the Registrant and Halifax Fund, L.P. dated March 28, 2002.(1)

4.9 Security Agreement between the Registrant and Infineon Technologies AG dated March 28, 2002.(1)

4.10 Amendment No. 1 to Share Purchase Agreement between Registrant and Infineon Technologies, AG dated March 28, 2002.(1)

4.11 Amendment No. 1 to Registration Rights Agreement between Registrant and Infineon Technologies AG dated March 28, 2002.(1)

4.12 Registration Rights Agreement between the Registrant and Bramwell Capital Corp. and Halifax Fund, L.P. dated March 28, 2002.(1)

5.1      Opinion of Coudert Brothers LLP.

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of Coudert Brothers LLP (included in Exhibit 5.1).

24.1     Power of Attorney (see page 39 registration statement).
---------

(1) Incorporated by reference to the Company's Form 8-K (Commission File No. 0-17739) filed with the Securities and Exchange Commission on April 4, 2002.

                                    Page-36

Item 17.  Undertakings

Ramtron hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    Page-37

Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    Page-38

                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ramtron certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on May 1, 2002.

                                           RAMTRON INTERNATIONAL CORPORATION

                                           By:  /S/ William W. Staunton, III
                                              ------------------------------
                                              William W. Staunton III
                                              Chief Executive Officer

                           POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William W. Staunton, III and LuAnn D. Hanson, or either of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature                       Title                              Date
--------------------------      ----------------------------    -----------

/S/ L. David Sikes
--------------------------      Chairman                          5-1-02
L. David Sikes

/S/ William W. Staunton, III
----------------------------    Director and Chief Executive      5-1-02
William W. Staunton, III        Officer

/S/ Greg B. Jones
-------------------------       Director and                      5-1-02
Greg B. Jones                   President-Technology Group

/S/ LuAnn D. Hanson
-------------------------       Chief Financial Officer           5-1-02
LuAnn D. Hanson                 and Vice President of Finance

                                    Page-39

/S/ Eric A. Balzer
-------------------------       Director                          5-1-02
Eric A. Balzer

/S/ Harald Eggers
---------------------------     Director                          5-1-02
Harald Eggers

/S/ Klaus Fleischmann
---------------------------     Director                          5-1-02
Klaus Fleischmann

/S/ William G. Howard
-------------------------       Director                          5-1-02
William G. Howard

/S/ Albert J. Hugo-Martinez
---------------------------     Director                          5-1-02
Albert J. Hugo-Martinez

                                    Page-40
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